Exhibit 10.2

ANNEX

US EMPLOYMENT TERMS

THESE TERMS, effective as of March 1, 2019 are between Computer Task Group, Incorporated, a New York corporation with its executive offices at 800 Delaware Avenue, Buffalo, New York 14209 (the “Corporation”), and Filip J.L. Gydé, a resident of the Kingdom of Belgium (the “Executive”).

RECITALS:

WHEREAS, the Executive will be employed as the President and Chief Executive Officer of the Corporation; and

WHEREAS, the Executive is currently and will continue to be employed by Computer Task Group Belgium NV (“Belgian Subsidiary”), a subsidiary of the Corporation.

WHEREAS, the Executive will thus be jointly employed by the Corporation and the Belgian Subsidiary, as demonstrated by the joint Employment Agreement.

WHEREAS, the Corporation and the Executive desire to set forth the terms upon which the Executive will be employed by the Corporation and which apply to the US portion of employment contemplated under these Terms.

NOW, THEREFORE, in consideration of the promises and of the covenants contained in these Terms, the Corporation and the Executive agree as follows:

1. DEFINITIONS. The following definitions apply for purposes of these Terms.

(a) “Board of Directors” or “Board” means the Board of Directors of the Corporation.

(b) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(c) “Corporation” means Computer Task Group, Incorporated, or any successor organization.

(d) “Effective Date” means March 1, 2019.

(e) “Employment Agreement” means the agreement between the Corporation and the Belgian Subsidiary, on the one hand, and the Executive, on the other hand.

(f) “Regulations” means U.S. Treasury Regulations promulgated under Code Section 409A as amended.

(g) “Specified Employee” for purposes of Section 19 of these Terms has the meaning provided in Regulation §1.409A-1(i). The default rules for said definition shall apply unless the Corporation has adopted other rules in a duly adopted instrument applicable with respect to all nonqualified deferred compensation plans of the Corporation.

(h) “Termination of Employment” for purposes of Section 19 of these Terms has the meaning provided in Regulation §1.409A-1(h)(1)(ii). A Termination of Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A. If the Executive provides services as an independent contractor to the Corporation, the Executive will not be considered to have a Termination of Employment until the Executive has ceased providing services both as an employee and as an independent contractor. The preceding sentence shall not apply with respect to a nonqualified deferred compensation plan in which the Executive participates as an employee to the extent that the Executive’s sole activity as an independent contractor with respect to the Corporation is to serve on the Corporation’s Board of Directors.

2. EMPLOYMENT; DUTIES; LOCATION. Subject to the terms and conditions set forth in these Terms, the Corporation shall employ the Executive as President and Chief Executive Officer of the Corporation. It is contemplated that the Executive will continue to be appointed to the positions of President and Chief Executive Officer annually. As Chief Executive Officer, the Executive will have all of the duties, responsibilities and authority commensurate with the position in companies of similar size and type and such other duties, not inconsistent with his position, as assigned to him by the Board from time to time, subject also at all times to the control of the Board. All employees and independent contractors shall report to Executive or his designee, provided that as necessary for governance purposes the Chief Financial Officer, the General Counsel and the audit staff may also report to the Board or a Committee thereof. The Executive shall report directly to the Board, which shall have general control of the business of the Corporation. The Executive shall perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not engage in other gainful employment except with the prior consent of the Board of Directors of the Corporation. With the prior consent of the Board of Directors of the Corporation, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Notwithstanding the foregoing, the Executive may manage his passive investments, including by acting as trustee for any trust formed for the benefit of himself, any future spouse, their respective parents and his lineal descendants, and be involved in charitable, civic and religious interests so long as they do not materially interfere with the performance of the Executive’s duties hereunder. While Executive’s principal place of employment shall be in Belgium (Machelen) at the offices of Computer Task Group Belgium NV, Executive shall serve at the Company’s headquarters in Buffalo, NY for as much time as necessary or advisable to properly discharge his duties and responsibilities set forth in this Section 2 or as otherwise directed by the Board. Executive will also be expected to perform a substantial portion of his duties and responsibilities at such other locations as are necessary or advisable or as otherwise directed by the Board. In no event, however, shall Executive be required to spend business time at locations outside of Belgium (i.e. combined business time in the U.S. and any other location outside Belgium) in a proportion that would jeopardize his Belgian social security coverage. Notwithstanding anything to the contrary in these Terms or any other agreement, during any period that the Executive is working outside of the United States, he shall not have authority to negotiate on behalf of the Corporation, or to modify or accept contracts on behalf of the Corporation or to otherwise bind the Corporation to any contract with any third party or to conduct any business in the name of or on behalf of the Corporation.

3. COMPENSATION.

(a) The Employment Agreement shall specify the currency and amount of base salary and annual cash incentive and the applicable payroll split of such payments.

(b) The Corporation will deduct or withhold from all salary and incentive payments, and from all other payments made to the Executive pursuant to the Employment Agreement, all amounts that may be required to be deducted or withheld under any applicable social security contribution, income tax withholding or other similar U.S., Belgian or other applicable law now in effect or that may become effective during the term of the Employment Agreement and these Terms.

4. OTHER BENEFITS AND TERMS. During the term of the Executive’s employment under the Employment Agreement and these Terms, the Executive will be entitled to the following additional benefits:

(a) Travel insurance with aggregate coverage inclusive of the insurance provided under the Corporation’s American Express card program, in an amount equal to four times base salary; and

(b) Immigration assistance so as to ensure compliance with all immigration requirements in the U.S. and/or, if need be, in any other country.

5. REIMBURSEMENT FOR EXPENSES. The Corporation will reimburse the Executive in accordance with its expense reimbursement policy for expenses that the Executive may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties. In addition, for so long as the Executive does not elect to relocate his principal residence to Buffalo, New York (which he shall have no obligation to do), the Corporation will reimburse the Executive for reasonable air fare and reasonable airport transportation costs for travel no more frequently than weekly between the Executive’s principal residence in Belgium and the Corporation’s headquarters in Buffalo, New York, for housing expenses in Buffalo, New York and for reasonable local transportation expenses in Buffalo, New York. In case of intercontinental and/or transatlantic or otherwise long-haul air transportation, air fare and reasonable airport transportation costs will be accepted in business class. In other cases, the Executive will be expected to travel coach.

6. OTHER POSITIONS. In the event the Executive’s employment is terminated for any reason, the Executive shall resign on the date of notice of such termination of employment from any and all positions he may have as a director or officer of the Corporation and its subsidiary corporations. Notwithstanding, the Executive’s simultaneous termination of employment with both the Corporation and the Belgian Subsidiary will be completed in accordance with the Employment Agreement. The Executive understands and agrees that the Corporation shall be entitled to have such equitable relief, including the right to specific performance, to enforce the provisions of this Section.

7. INDEMNIFICATION. The Corporation agrees that it will provide the Executive with an indemnification agreement in form and substance consistent with the form of indemnification agreement provided to other senior executives of the Corporation.

8. CONFIDENTIALITY/ASSIGNMENT OF RIGHTS.

(a) During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the “Confidential Information”). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section.

(b) The Executive agrees that, except as required by his duties with the Corporation or as authorized by the Board in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 8 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to make any disclosure.

(c) The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Executive consents to jurisdiction in Erie County, New York on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Executive agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of these Terms will be excluded.

(d) The Executive hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the term of the Executive’s employment are made or conceived by him, alone or with others and which are within or arise out of any general field of the Corporation’s business or arise out of any work he performs or information he receives regarding the business of the Corporation while employed by the Corporation. The Executive shall fully disclose to the Corporation as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Corporation and without any further remuneration in any form to him by the Corporation, but at the expense of the Corporation, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Corporation may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

(e) The Executive agrees that the obligations set forth in Sections 8 and 9 of these Terms shall survive any termination of these Terms and of the Employment Agreement and will remain in full force and effect.

9. NON-COMPETITION; NO DISPARAGEMENT.

(a) In consideration of the compensation and other benefits to be paid to the Executive under and in connection with these Terms, the Executive agrees that, beginning on the Effective Date of these Terms and continuing until the Covenant Expiration Date (as defined below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any other corporation or any other entity (except that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise:

(i) engage or attempt to engage, in the Restricted Territory (as defined below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined below);

(ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least 6 months; provided, further, that this Section 9 (ii) will not prohibit the solicitation of personnel as a result of general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Corporation or any Affiliate;

(iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has knowledge is or will be in the following six months actively solicited by the Corporation or any Affiliate to become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware, provided however that provided, further, that this Section 9 (iii) will not prohibit general media advertising that may be targeted to a particular geographic area or industry but that is not targeted towards customers or prospective customers of the Corporation or any Affiliate;

(iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate; or

(v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.

(b) The Executive will not disparage or make false or adverse statements about the Corporation or its Affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities, regardless of whether before or after the Executive ceases to be employed by the Corporation. The Corporation should report to Executive any actions or statements that are attributed to Executive that the Corporation believes are disparaging. The Corporation may take actions consistent with breach of these Terms should it determine that the Executive has disparaged or made false or adverse statements about the Corporation or its Affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

(c) The Corporation and its officers and directors will not disparage or make false or adverse statements about the Executive, regardless of whether before or after the Executive ceases to be employed by the Corporation. The Executive should report to the Corporation any actions or statements that are attributed to the Corporation’s officers and directors that the Executive believes are disparaging. The Executive may take actions consistent with breach of these Terms should it determine that the Corporation’s officers and directors have disparaged or made false or adverse statements about the Executive.

(d) Notwithstanding the foregoing, the restrictions imposed by this Section shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate and performing his duties and responsibilities in connection therewith.

(e) For purposes of these Terms, the following terms have the meanings given to them below:

(i) “AFFILIATE” means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

(ii) “COVENANT EXPIRATION DATE” means the date which is one (1) year after the Termination Date (as defined in this Section).

(iii) “REFERENCE DATE” means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.

(iv) “RESTRICTED TERRITORY” means the [United States of America].

(v) “TERMINATION DATE” means the date of termination of the Executive’s employment with the Corporation; PROVIDED, HOWEVER, that the Executive’s employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of these Terms, whether pursuant to these Terms or otherwise.

10. SUCCESSORS.

(a) These Terms are personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. These Terms will inure to the benefit of and be enforceable by the Executive’s legal representatives or successors in interest. Notwithstanding any other provision of these Terms, payment of benefits under these Terms will be made to the estate of the Executive. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Corporation.

(b) These Terms will inure to the benefit of and be binding upon the Corporation and its successors and, in the event of a sale of all or substantially all its assets, its assigns.

(c) The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform these Terms in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in these Terms, “Corporation” means the Corporation and any successor to its operations or all or substantially all its assets as set forth in this Section that is required by this clause to assume and agree to perform these Terms or that otherwise assumes and agrees to perform these Terms.

11. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under these Terms, and no waiver by either party of any right or remedy under these Terms will be effective unless made in writing.

12. SEVERABILITY. Whenever possible, each provision of these Terms will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of these Terms is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of these Terms.

13. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by electronic or facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

If to the Corporation:

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Attention: General Counsel

Telephone: 716-882-8000

Telecopier: 716-887-7370

Email: peter.radetich@ctg.com

If to the Executive, to the last address maintained by the Corporation for payroll purposes.

14. MISCELLANEOUS. These Terms may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive and is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to these Terms. Except as otherwise provided in these Terms, these Terms constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of these Terms, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter.

15. MULTIPLE COUNTERPARTS. These Terms may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute these Terms by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that these Terms have been duly executed by such party. Any party executing these Terms by facsimile signature shall immediately forward to the other party an original page by overnight mail.

16. GOVERNING LAW. These Terms, and all disputes and controversies arising herefrom or related thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws, except where the laws of the Kingdom of Belgium mandatorily apply.

17. REPRESENTATION BY EXECUTIVE AND IMMIGRATION STATUS.

(a) The Executive represents to the Corporation that he is not subject to any agreement between him and any other person, firm or organization that may prevent or restrict in any way his ability to provide services to the Corporation pursuant to the Employment Agreement and these Terms or that would otherwise be violated by the performance of his obligations under the Employment Agreement or these Terms. The Executive understands and agrees that a breach of this representation shall be considered to be a material breach of the Employment Agreement and these Terms and shall be grounds for immediate termination of employment.

(b) These Terms are subject to the proper and timely processing of the US visa, work permit and other related documents, as well as any other government clearances, required of you in connection with the Executive’s performance of services in the United States which are contemplated under the Employment Agreement and these Terms.

18. US TAX: PARACHUTE PAYMENTS. If the total payments and benefits to be paid to or for the benefit of the Executive (the “Payment”) would cause any portion of those payments and benefits to be “parachute payments” as defined in Code Section 280G(b)(2), or any successor provision, the total payments and benefits to be paid to or for the benefit of the Executive shall be reduced, if applicable, by the Corporation to the Adjusted Amount. The “ Adjusted Amount” shall be the Payment reduced to the largest portion of the Payment that would otherwise result in no portion of the Payment being subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”). If a reduction in payments or benefits is necessary so that the Payment equals the Adjusted Amount, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payment that is payable in cash, second by reducing or eliminating the portion of the Payment that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A—24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. For purposes of making the calculations and determinations under this Section, the Corporation may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Executive shall furnish to the

Corporation such information and documents as the Corporation may reasonably request to make the calculations and determinations under this Section.

19. US TAX: SECTION 409A. To the extent that the Corporation determines (i) that the Executive is subject to US income taxation and the potential application of Section 409A, and (ii) that any compensation or benefit payable to the Executive constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively referred to in this Section as “Section 409A”), these Terms are intended, with respect to such compensation or benefit, to comply with the applicable requirements of Section 409A or satisfy an applicable exception thereto, and these Terms shall be construed and administered in accordance with such intent, provided that the Corporation shall not be required to assume any increased economic burden in connection therewith. Although the Corporation intends to administer these Terms so that it will comply with the requirements of Section 409A, the Corporation does not represent or warrant that these Terms will comply with Section 409A or any other provision of federal, state, local or foreign law. Neither the Corporation nor its directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation or benefits paid in relation to his employment, and the Corporation shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A or otherwise or to make any “gross up” payments in respect thereof.

Notwithstanding any provision of these Terms to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Section 409A shall be subject to the following:

(a) The parties agree that if any compensation or benefit payable hereunder may be subject to the requirements of Section 409A, the Corporation may adopt such amendments to this Agreement or take any other actions which are intended, with respect to such compensation or benefit, to either (a) comply with the applicable requirements of Section 409A or (b) satisfy an applicable exception thereto.

(b) If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled in relation to the employment contemplated under these Terms is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to the Executive on the earlier to occur of (1) the date that is six months and one day from the date of the Executive’s “separation from service” with the Corporation or (2) the Executive’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Executive, and any remaining compensation and benefits due in relation to the employment contemplated under these Terms shall be paid or provided as otherwise set forth herein. The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Corporation in accordance with the terms of Section 409A.

(c) Each separately identified amount and each installment payment, to which the Executive is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Corporation’s health plans and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(e) The payment of any compensation or benefit that is subject to the requirements of Section 409A may not be accelerated except to the extent permitted by Section 409A.

(f) In any case where these Terms require the payment of an amount subject to Section 409A during a period of two or more days that overlaps two calendar years, the Executive shall have no right to determine the calendar year in which payment actually occurs.

[signatures on next page]

IN WITNESS WHEREOF, the parties have duly executed these Terms on the date last signed below.

Computer Task Group, Incorporated

By:	/s/ Daniel J. Sullivan
Daniel J. Sullivan

Title: Chairman of the Board of Directors

Date: March 4, 2019

Executive

/s/ Filip J.L. Gydé
Filip J.L. Gydé

Date: March 4, 2019